Exhibit 99.1

Skyward Specialty Commutes the LPT, Announces Preliminary Fourth Quarter 2024 Results and Provides Guidance for 2025
Houston, TX – February 05, 2025 – Skyward Specialty Insurance Group, Inc. (Nasdaq: SKWD) (“Skyward Specialty” or the “Company”) today announced that it commuted the Loss Portfolio Transfer and Adverse Development and Retrocession Agreement (“LPT”) with R&Q Re (Bermuda) Ltd. ("R&Q") related to accident years 2018 and prior. The Company received $11.7 million in cash. Additionally, at December 31, 2024 the Company strengthened LPT loss reserves by $25.3 million and recognized approximately $9.8 million, net of tax, of uncollectible reinsurance recoverable from R&Q.
Skyward Specialty also announced the following fourth quarter 2024 preliminary results and provided 2025 guidance:
Highlights for the fourth quarter included:
•Gross written premiums of $388.4 million, an increase of $66.8 million, or 20.8%, when compared to 2023;
•Adjusted combined ratio(1) of 91.6%, including catastrophe losses of 2.2 points;
•Net investment income of $20.7 million;
•Net income of $14.4 million; and,
•Adjusted operating income(1) of $33.2 million.
Guidance for the year ending 2025:
•Net income between $138.0 million and $150.0 million; and,
•Combined ratio between 91.0% and 92.0%, inclusive of 2.0 to 2.5 points of catastrophe losses.

(1) See "Reconciliation of Non-GAAP Financial Measures"
Lastly, the Company has reviewed its exposure to the January California wildfires and expects total losses and loss adjustment expenses to be less than $10.0 million, net of reinsurance.
Skyward Specialty Chairman and CEO Andrew Robinson commented, "We are pleased to have completed the commutation of the LPT and remove future reinsurance recoverable credit risk related to this portfolio. We believe our reserve charge represents a conservative view of the ultimate losses at December 31, 2024."
"With respect to our fourth quarter, our preliminary results are simply outstanding with growth over 20% driven by the intentional investments we have been making in our surety, global agriculture, accident & health, transactional E&S, and mortgage and credit divisions and lines of business. Our adjusted combined ratio for the fourth quarter is a continuation of the excellent underwriting results that we have delivered every quarter since our IPO. With respect to our outlook for 2025, we believe we are positioned to produce another strong year of financial results. While competitive dynamics can change our outlook as we progress through the year, we would expect growth in gross written premiums to be in the low to mid-teens. Our guidance of a combined ratio between 91% and 92% and net income between $138.0 million and $150.0 million reinforces our strong conviction in the outlook of our business, and our sustained delivery of top quartile results while continuing to strategically invest in our business."

Fourth Quarter Earnings Release and Conference Call
Skyward Specialty expects to issue its fourth quarter 2024 earnings results after the market closes on Tuesday, February 25, 2025. At 9:30 a.m. eastern time on February 26, Skyward Specialty management will hold a conference call to discuss quarterly results with insurance industry analysts. Interested parties may listen to the discussion at investors.skywardinsurance.com under Events & Presentations. Additionally, investors can access the earnings call via conference call by registering via the conference link. Users will receive dial-in information and a unique PIN to join the call upon registering.

Non-GAAP Financial Measures
This release contains certain financial measures and ratios that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). We refer to these measures as “non-GAAP financial measures.” We use these non-GAAP financial measures when planning, monitoring, and evaluating our performance.
We have chosen to exclude the net impact of the Loss Portfolio Transfer (“LPT”), all development on reserves fully or partially covered by the LPT and amortization of deferred gains associated with recoveries of prior LPT reserve strengthening in certain non-GAAP metrics, where noted, as the business subject to the LPT is not representative of our continuing business strategy. The business subject to the LPT is primarily related to policy years 2017 and prior, was generated and managed under prior leadership, and has either been exited or substantially repositioned during the reevaluation of our portfolio. We consider these non-GAAP financial measures to be useful metrics for our management and investors to facilitate operating performance comparisons from period to period. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered supplemental in nature and is not meant to be a substitute for revenue or net income, in each case as recognized in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces their usefulness as comparative measures. For more information regarding these non-GAAP financial measures and a reconciliation of such measures to comparable GAAP financial measures, see the section entitled “Reconciliation of Non-GAAP Financial Measures.”
About Skyward Specialty Insurance Group, Inc.
Skyward Specialty is a rapidly growing and innovative specialty insurance company, delivering commercial property and casualty products and solutions on a non-admitted and admitted basis. The Company operates through eight underwriting divisions - Accident & Health, Captives, Global Property & Agriculture, Industry Solutions, Professional Lines, Programs, Surety and Transactional E&S. SKWD stock is traded on the Nasdaq Global Select Market, which represents the top fourth of all Nasdaq listed companies.
Skyward Specialty's subsidiary insurance companies consist of Houston Specialty Insurance Company, Imperium Insurance Company, Great Midwest Insurance Company, and Oklahoma Specialty Insurance Company. These insurance companies are rated A (Excellent) with stable outlook by A.M. Best Company. Additional information about Skyward Specialty can be found on our website at www.skywardinsurance.com.
Forward-Looking Statements
Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are typically, but not always, identified through use of the words "believe," "expect," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Skyward Specialty's Form 10-K, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the potential loss of key members of our management team or key employees and our ability to attract and retain personnel, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, other types of catastrophic events, our ability to obtain reinsurance coverage at prices and on terms that allow us to transfer risk and adequately protect our company against financial loss, and losses resulting from reinsurance counterparties failing to pay us on reinsurance claims. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
Skyward Specialty Insurance Group, Inc.
Investor contact:
Natalie Schoolcraft,
nschoolcraft@skywardinsurance.com
614-494-4988
or
Media contact:
Haley Doughty
hdoughty@skywardinsurance.com
713-935-4944

Skyward Specialty Insurance Group, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted operating income – We define adjusted operating income as net income excluding the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook, net of tax impact. We use adjusted operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted operating income should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define adjusted operating income differently.

($ in thousands)	Three months ended December 31,
(unaudited)	2024
	Pre-tax	After-tax
Income	$18,554	$14,406
Less (add):
Net investment losses	(10,409)	(8,223)
Net impact of loss portfolio transfer	(12,398)	(9,794)
Other income	35	28
Other expenses	(1,042)	(823)
Adjusted operating income	$42,368	$33,218

Adjusted Loss Ratio / Adjusted Combined Ratio – We define adjusted loss ratio and adjusted combined ratio as the corresponding ratio (calculated in accordance with GAAP), excluding losses and LAE related to the LPT and all development on reserves fully or partially covered by the LPT and amortization of deferred gains associated with recoveries of prior LPT reserve strengthening. We use these adjusted ratios as internal performance measures in the management of our operations because we believe they give our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Our adjusted loss ratio and adjusted combined ratio should not be viewed as substitutes for our loss ratio and combined ratio, respectively.

($ in thousands)	Three months ended December 31,
(unaudited)	2024
	$	% of Net Earned Premiums
Net earned premiums	293,240

Losses and LAE	196,320	66.9%
Less: Pre-tax net impact of LPT	12,398	4.2%
Adjusted losses and LAE	183,922	62.7%

Net policy acquisition costs	44,702	15.3%
Other operating and general expenses	40,785	13.9%
Less: commission and fee income	(806)	(0.3)%
Total net expenses	84,681	28.9%

Combined ratio		95.8%
Less: net impact of LPT		4.2%
Adjusted combined ratio		91.6%